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                      January 22, 2024

       Brett Goss
       Chief Executive Officer
       LIBERTY STAR URANIUM & METALS CORP.
       2 East Congress Street, Suite 900
       Tucson, Arizona 85701

                                                        Re: LIBERTY STAR
URANIUM & METALS CORP.
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2023
                                                            Filed May 16, 2023
                                                            File No. 000-50071

       Dear Brett Goss:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation